Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Viewbix Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(c)	5,623,432	(2)	$0.89	(3)	$5,004,854.48	0.0001476	$738.72
Fees Previously Paid
Total Offering Amounts								$5,004,854.48		$738.72
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$738.72

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (“common stock”), of Viewbix Inc. (the “Registrant”), that may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Consists of an aggregate of 5,623,432 shares of the Registrant’s common stock consisting of: (i) 269,719 shares of the Registrant’s common stock issued in a private placement in July 2024, (ii) 385,332 shares of the Registrant’s common stock issuable upon the exercise of warrants issued in a private placement in July 2024, (iii) 896,636 shares of the Registrant’s common stock issued or issuable in connection with the conversion of a portion of a credit facility that the Registrant entered into in June 2024, (iv) 896,636 shares of the Registrant common stock issuable upon the exercise of warrants issued in connection a credit facility that the Registrant’s entered into in June 2024, (v) 525,000 shares of the Registrant’s common stock issued or issuable in connection with the conversion of a portion of a credit facility that the Registrant entered into in July 2024, (vi) 650,000 shares of the Registrant’s common stock issuable upon the exercise of warrants issued in connection a credit that the Registrant entered into in July 2024, (vii) 670,000 shares of the Registrant’s common stock issued or issuable in connection with the conversion of a portion of a credit facility that the Registrant entered into in July 2024, (vii) 520,000 shares of the Registrant’s common stock issuable upon the exercise of warrants issued in connection a credit that the Registrant entered into in July 2024, (ix) 120,000 shares of the Registrant’s common stock issued in subsequent private placements in July 2024, and (x) 690,109 shares of the Registrant’s common stock issued pursuant to a securities exchange agreement that the Registrant entered into in July 2024. All 5,623,432 shares of common stock are to be offered for resale by the selling stockholders named in the prospectus contained in this Registration Statement on Form S-1.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high ($0.89) and low ($0.89) prices of the Registrant’s shares of common stock on the OTC Markets, Pink Tier on July 29, 2024.

(4)	The Registrant will not receive any proceeds from the sale of shares of its common stock by the selling stockholders.